Exhibit (h)(6)

Exhibit F

Addenda

Effective February 14, 2017, the Steward Small-Mid Cap Enhanced Index Fund will move from the Capstone Series Funds, Inc. (“CSF”) into Steward Funds, Inc. ("the “Funds”), a corporation organized under the laws of Maryland. As such, this AGREEMENT has been amended to remove all references to the CSF. Cipperman Compliance Services (“CCS”) will no longer provide any of the services outlined in Exhibit A as they pertain to the Capstone Series Funds, Inc. All other terms of the AGREEMENT remain the same.

Effective Date: February 14, 2017

IN WITNESS WHEREOF, the parties hereto have approved and agreed to this Exhibit F to the AGREEMENT as of the effective date listed above.

CFS CONSULTING SERVICES, LLC		CIPPERMAN COMPLIANCE SERVICES, LLC

By	/s/ Michael Kern	By	/s/ Todd Cipperman
Name	Michael Kern	Name	Todd Cipperman
Title	President	Title	Managing Member

STEWARD FUNDS, INC.
By	/s/ Michael Kern
Name	Michael Kern
Title	President